Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-262463) on Form S-3 of abrdn Gold ETF Trust (known as Aberdeen Standard Gold ETF Trust prior to March 31, 2022) of our reports dated February 28, 2023, with respect to the statements of assets and liabilities of abrdn Gold ETF Trust, including the schedules of investments, as of December 31, 2022 and 2021, the related statements of operations and changes in net assets and the financial highlights for each of the years in the three-year period ended December 31, 2022 and the related notes (collectively, the “financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2022, which reports appear in the December 31, 2022 annual report on Form 10-K of abrdn Gold ETF Trust. We also consent to the reference to our firm under the heading “Experts” in the above noted registration statement.

/s/ KPMG LLP

New York, New York
February 28, 2023